Exhibit 99.1

NEWS RELEASE

CONTACT: Phil Franklin,

Senior Vice President and Chief Financial Officer (773) 628-0810

LITTELFUSE ANNOUNCES PROMOTION OF SENIOR EXECUTIVE OFFICERS

CHICAGO, January 10, 2014 – Littelfuse, Inc. (NASDAQ:LFUS) today announced that it has appointed David Heinzmann to the role of Chief Operating Officer.

“I am very excited that Dave will be assuming the role of Chief Operating Officer for Littelfuse and will be working closely with me and the other senior executive officers to execute our long-term growth strategy,” said Gordon Hunter, Chairman of the Board of Directors, President and Chief Executive Officer of Littelfuse. “Dave has demonstrated his dedication, value and vision in his 29-year career at the Company, and I look forward to working more closely with Dave in the future.”

All of the Littelfuse business unit Vice Presidents will report directly to Heinzmann in his new role as Chief Operating Officer. In addition, Heinzmann will retain responsibility for the global operations of Littelfuse.

Heinzmann previously served as Vice President, Global Operations, from August 2007 until his current promotion. Prior to that, he was Vice President and General Manager, Automotive Business Unit. Heinzmann began his career at the company in 1985.

Littelfuse also announced today that two of its existing senior executive officers—Philip G. Franklin and Ryan K. Stafford—have been promoted to Senior Vice President and Chief Financial Officer and Senior Vice President and Chief Legal and Human Resources Officer, respectively.

About Littelfuse

Founded in 1927, Littelfuse is the world leader in circuit protection with growing global platforms in power control and sensing. The company serves customers in the electronics, automotive and industrial markets with technologies including fuses, semiconductors, polymers, ceramics, relays and sensors. Littelfuse has over 7,000 employees in more than 35 locations throughout the Americas, Europe and Asia.  For more information, please visit the Littelfuse website: littelfuse.com.

LFUS – G                                                                                                         ###